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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated February 21, 1997, (except for Note 14, as to which the date is March 12, 1997) accompanying the consolidated financial statements of Superior Consultant Holdings Corporation and Subsidiaries contained in the Registration Statement and Prospectus. We have also issued our report dated May 13, 1997 accompanying the financial statements of The Kaufman Group, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Selected Consolidated Financial Data" and "Experts".


                                        /s/ GRANT THORNTON LLP

Detroit, Michigan
October 24, 1997